Exhibit 99.2

Summary of Higgins Employment Agreement

Position	President and Chief Executive Officer of Albany International Corp. (“the Company”), effective January 20 (the “Effective Date”).

Term	Employment at will. Employment may be terminated by Mr. Higgins or the Company at any time.

Base Salary	Initial base salary at the rate of $850,000 per year. Salary shall be subject to adjustment from time-to-time in the same manner as for other executive officers. Salaries of executive officers are customarily adjusted in April of each year.

Annual Bonus	Mr. Higgins will be granted an Annual Performance Period (“APP”) award for service performed in 2020 under the Company's 2017 Incentive Plan, to be determined and paid in cash during 2020. Under this award, he will be entitled to receive between 0% and 100% of a target award, equal to his Base Salary (pro-rated for his actual period of employment), based on performance goal attainment during 2020. Mr. Higgins will be eligible in 2021 and thereafter to participate in the 2021 APP award or any other annual executive bonus program, as the same may be adopted, amended, modified or terminated by the Company, in accordance with its terms.

Long-Term Incentive	Mr. Higgins will be granted a Multi-year Performance Period (“MPP”) award in 2020 under the Company's 2017 Incentive Plan. Under this award, he will be entitled to receive between 0% and 200% of his target award, equal to twice his Base Salary (pro-rated for his actual period of employment), based on performance goal attainment during a three-year performance period (2020 – 2022), to be determined and paid in shares of Company stock during early 2023. Mr. Higgins will be eligible in 2021 and thereafter to participate in the 2021 MPP award or any other annual executive bonus program, as the same may be adopted, amended, modified or terminated by the Company, in accordance with its terms.

Other Benefits	Mr. Higgins will be entitled to four weeks of vacation with pay per year unless the Company's vacation policy applicable to executive officers provides for a greater period. Mr. Higgins will otherwise be eligible to participate in all of the Company's employee benefit plans, policies and arrangements applicable to other executive officers generally, including, without limitation, relocation, 401(k), health-care, vision, dental, life insurance and disability; in each case, as the same may exist from time to time.

Severance	In the event that his employment is terminated by the Company without Cause (as defined in his Employment Agreement), or by Mr. Higgins for Good Cause (as defined), Mr. Higgins shall be entitled to an amount equal to twice his Base Salary, plus twice his APP award target (or other annual cash incentive target) at the time of termination, payable over a period of 24 months. “Good Cause” is defined generally as a material adverse change in Mr. Higgins’ responsibilities without his consent, a material reduction in his compensation, or the Company’s failure to honor the terms of any agreements with Mr. Higgins (as defined).